Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800	Salans FMC SNR Denton dentons.com

March 2, 2021

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Re:	iCAD, Inc.--Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to iCAD, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-235887) (the “Earlier Registration Statement”) and the Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”) relating to such Earlier Registration Statement (the “462(b) Registration Statement” and together with the Earlier Registration Statement the “Registration Statement”), which Registration Statement the Company was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, and the prospectus supplement filed pursuant to Rule 424(b)(5) under the Securities Act and dated March 2, 2021 (the “Prospectus Supplement”), under which 1,222,222 shares (the “Firm Shares”) of Company common stock, par value $0.01 per share (“Common Stock”), are being sold by the Company pursuant to the Underwriting Agreement, dated March 2, 2021 between the Company and the representative of the underwriters named therein. The Company has also granted an option to the underwriters to purchase up to an additional 171,516 shares of Common Stock (the “Option Shares,” together with the Firm Shares, the “Shares”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s certificate of incorporation, as amended, (ii) the Company’s amended and restated by-laws, as amended, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware (excluding local laws) and the federal law of the United States of America.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Dentons US LLP